Mail Stop 4561
      January 24, 2006

Chad C. Braun
Chief Financial Officer
Amreit
8 Greenway Plaza, Suite 1000
Houston, TX 77046

	Re:	Amreit
		Form 10-K for Fiscal Year Ended December 31, 2004
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		File No. 0-28374

Dear Mr. Braun:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




								Sincerely,


								Cicely D. Luckey
      Accounting Branch Chief

Chad C. Braun
Amreit
January 6, 2006
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